Exhibit 10.2

EXECUTIVE Employment AGREEMENT

PARTIES

Sustainable Projects Group Inc. 2316 Pine Ridge Road Naples, Florida 34109
(as such entity may be renamed from time to time, including, but not limited to, Lithium Harvest, Inc., the “Company”)

and	SUNE MATHIESEN [***] [***]
(the “Executive”)

have today entered into the following Executive Employment Agreement (the “Agreement”)

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1.	Position

1.1.	The Executive will serve as the Chief Executive Officer of the Company (“CEO”) commencing as of the effective date of _________, 2023 (“Effective Date”).

2.	Duties and responsibilities

2.1.	The Executive’s duties and responsibilities including:

○	Statutory rules and liability, reporting to the Board of the Company or its designee (the “Board”) to perform the duties as the CEO. The CEO is responsible for Company´s complete R&D and duties as assigned by the Board.

○	The Executive shall manage the Company’s U.S. operations.

○	Such other duties and responsibilities as assigned by the Company from time to time.

2.2.	The Executive will be expected to travel in connection with the performance of his job responsibilities.

3.	Other offices held during the employment

3.1.	The Executive shall devote his full business time and attention to the business of the Company and may not, without having obtained the written consent of the Board in each individual case, be an active or passive participant (whether as an employee, consultant, owner, investor, or in any other capacity) in any kind of position, employment or office with any other organization, entity, or on the Executive’s own behalf – whether paid or unpaid.

3.2.	The Executive may not, without having obtained the consent of the Board, be a shareholder, stakeholder or in any other way participate financially in any other undertaking. The Executive is, however, entitled to make investments in assets which are usually subject to such investment of funds, so long as the Executive does not hold more than 5% of a competitive business.

3.3.	The Executive must, in compliance with any instructions given by the Board, join the Board of Directors of the Company’s subsidiaries/consolidated companies.

The Executive will not be entitled to any separate cash compensation for such Board positions, but will receive stock grants (if applicable) in line with independent Directors.

4.	Place of work

4.1.	Executive’s place of work will be the Company’s Houston, Texas office, or such other location designated by the Company from time to time.

4.2.	The Executive must expect that some of the duties entailed in his position are to be performed at the Company’s other locations.

5.	Salary and pension

5.1.	The Executive’s annual salary is $300,000 USD payable monthly in instalments of 1/12 of the salary on the last banking day of the month (“Base Salary”). Each year in December, beginning in 2023, the annual Base Salary will be reviewed by the Board and may or may not be adjusted.

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5.2.	The Executive will be eligible to participate in the Company’s retirement scheme as available to the Executive, subject to the eligibility terms and conditions of such scheme.

6.	Bonus

6.1.	Depending on the achievement of certain targets the Executive is eligible to receive an annual bonus, which is earned and paid in accordance with a separate bonus agreement to be entered into by the Company and the Executive in connection with the budget planning for the financial year. The bonus agreement will allow the Executive to obtain up to 150% of the current annual Base Salary, subject to the terms of such bonus agreement.

6.2.	The Executive will be eligible to enter into an individually agreed-upon stock grant agreement, which will allow the Executive to obtain stock valued at up to 100% of the current annual Base Salary.

7.	Company Car

7.1.	The Company will provide a company car to the Executive for use during employment and will pay for all reasonable expenses related to the business use of the company car.

8.	OTHER EMPLOYEE BENEFITS

8.1.	The Company will, according to agreement with the Executive, make the following available to the Executive for the performance of the Executive’s job responsibilities:

(a)	mobile phone

(b)	computer

(c)	internet connection at the Executive’s home address

(d)	relevant trade magazines

The Company will pay all reasonable and usual costs incidental to these benefits.

8.2.	In connection with the Executive’s initial move to the Company’s U.S. office, the Company shall reimburse the Executive for reasonable moving costs to the Houston, Texas metropolitan area for Executive and his immediate family, subject to the Executive providing documentation of such reasonable costs as required by the Company.

8.3.	So long as Executive remains employed by the Company and for up to the initial two consecutive years following the date the Executive relocates to the Houston, Texas area, the Company will reimburse Executive for reasonable housing costs in the Houston, Texas area, up to a total amount of $5,000 per month.

8.4.	At the Company’s request, and without any compensation being offered in this respect, the Executive must in the event that he is released from his duties immediately or at a time to be determined by the Company return all company equipment, including those provided as employee benefits as outlined above.

8.5.	The Executive shall be subject to all applicable taxes related to the Company providing the employee benefits described in this Agreement.

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9.	insurance

9.1.	In addition to any compulsory insurance, the Executive will be entitled to the following:

(a)	Preventive health plan or health insurance as made available by the Company from time to time.

9.2.	A detailed description of the health insurance scheme will be made available to Company employees.

10.	Travel and entertainment expenses

10.1.	The Company will make a company credit card available to the Executive for payment of the Executive’s usual and reasonable travel and entertainment expenses incurred while in the service of the Company. The Executive shall regularly submit the required documentation of expenses incurred in accordance with the Company’s policies and practices.

11.	education and training

11.1.	The Executive is entitled and obliged to stay up to date in terms of education and training and to participate in relevant supplementary education and training programmes. The Company will, subject to prior approval in each individual case, pay the costs incidental thereto.

12.	Holiday

12.1.	The Executive will be entitled to paid holidays in accordance with the Company’s practices as in place from time to time.

12.2.	The Executive is entitled to a total of four discretionary holiday (vacation) weeks per year. The discretionary holidays will be accrued proportionately each month based on the Executive’s commencement of employment during the holiday year.

Discretionary holidays must be taken as full days off and must be scheduled as per the Company’s policies and practices.

Any discretionary holidays not taken cannot be transferred to the subsequent holiday year and will lapse without compensation at the end of the holiday year or upon termination of employment. No discretionary holiday will be paid out upon termination of employment.

13.	Termination

13.1.	The Company agrees to employ the Executive under this Agreement until December 31, 2025 (the period up to such date, the “Initial Term”), except upon earlier termination of employment as outlined below. Following the Initial Term, this Agreement may be terminated by each party for any reason by, subject to the severance eligibility outlined below. At all times, the Executive’s employment under this Agreement shall remain at-will.

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14.	Payment Upon termination of employment

14.1.	If Executive’s employment is involuntarily terminated during the Initial Term at the initiative of the Company for any reason other than Cause, Executive’s death or Disability, then, in addition to such compensation that has been earned but not paid to Executive as of the Executive’s Termination Date (“Accrued Compensation”), and subject to the conditions outlined below, the Company will continue to pay Executive his then-current Base Salary for the remainder of the Initial Term. The Company will pay the separation payments under this Section 14.1 to Executive in substantially equal installments in accordance with the Company’s regular payroll practices and schedule, commencing on the first payroll date following the Termination Date and continuing for the remainder of the Initial Term; provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the fortieth (40th) calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than forty (40) days after the Termination Date and included with the installment payable on such payroll date.

14.2.	If Executive’s employment is involuntarily terminated following the Initial Term at the initiative of the Company for any reason other than Cause, Executive’s death or Disability, then, in addition to the Accrued Compensation, and subject to the conditions outlined below, the Company will continue to pay Executive his then-current Base Salary for a period of 12 months following the Termination Date. The Company will pay the separation payments under this Section 14.2 to Executive in substantially equal installments in accordance with the Company’s regular payroll practices and schedule, commencing on the first payroll date following the Termination Date and continuing for the remainder of the 12-month period following the Termination Date; provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Termination Date and the fortieth (40th) calendar day after the Termination Date will be delayed until the Company’s first regular payroll date that is more than forty (40) days after the Termination Date and included with the installment payable on such payroll date.

14.3.	The Company and Executive intend that the separation pay provided under this Section 14 shall be exempt from Section 409A of the Internal Revenue Code (the “Code”) as a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii) and/or a short-term deferral under Treas. Reg. § 1.409A-1(b)(4).

14.4.	Notwithstanding anything above to the contrary, the Company will not be obligated to provide the separation pay to Executive under Section 14.1 or Section 14.2 unless: (i) Executive (or Executive’s personal representative or guardian, as applicable) has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company; (ii) all applicable rescission periods provided by law for releases of claims have expired and Executive (or Executive’s personal representative or guardian, as applicable) has not rescinded the release of claims; and (iii) Executive is in strict compliance with the terms of this Agreement and any other written agreements between the Company and Executive as of the dates of such payments.

14.5.	For the purposes of this Section 14, the following terms shall have the meaning outlined below:

“Cause” means: (i) any act by Executive that is materially detrimental to the best interests of the Company or that constitutes common law fraud, a felony, or any other criminal act involving moral turpitude; (ii) gross misconduct, material neglect, or any act of disloyalty or dishonesty by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation; (iii) a material violation by Executive of the Company’s written policies, codes of conduct, or direction of the Company’s Board; (iv) wrongful appropriation by Executive of Company funds or property or other material breach of Executive’s fiduciary duties to the Company; or (v) the material breach of this Agreement by Executive, or any other written agreement between the Company and Executive.

“Disability” or “Disabled” means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred twenty (120) days or more during any one hundred eighty (180) day period. A period of inability is “uninterrupted” unless and until Executive returns to full time work for a continuous period of at least thirty (30) days.

“Termination Date” means the date of Executive’s “separation from service” with the Company (including all affiliated organizations, as applicable), within the meaning of section 409A(a)(2)(A)(i) of the Code.

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15.	Confidentiality and RESTRICTIVE COVENANTS

15.1.	In consideration of the commitments of the Company under this Agreement, the Executive agrees and hereby enters into the Confidentiality and Restrictive Covenant Agreement attached hereto as Exhibit A.

16.	INTERNET AND USE OF E-MAIL

16.1.	For purposes of performing his duties, the Executive will have access to e-mail and internet through the Company’s IT system. The Executive may use these facilities for personal purposes to a limited extent.

16.2.	The Executive’s use of the IT system is registered on the Company’s server, but the Company will not check the Executive’s use of e-mails and internet on any regular basis. In special situations, for instance in the case of suspected abuse, for security reasons or in connection with the Executive’s severance of service, the Company may, however, perform such check.

17.	Intellectual property rights and know-how

17.1.	Know-how, patent rights, utility model rights, trademark rights, computer programs and the like which the Executive may contribute to conveying to the Company or develop during his employment, and which concern the Company, belong to the Company – whether or not the rights have been registered. The Executive is not entitled to separate remuneration in this respect, as this has been taken into account in the determination of the Executive’s remuneration.

18.	Miscellaneous

18.1.	The Company may deduct any tax required under applicable law from the payments made to Executive under this Agreement.

18.2.	The Executive has an obligation to familiarize himself with the guidelines and policies which have been laid down by the Company, and which are regularly updated, including the employee handbook.

18.3.	This Agreement shall be governed by the laws of Texas, without regard to any conflict of law provisions thereof.

18.4.	In connection with the employment, the Company processes a range of personal data about the Executive. The Company will generally process the data for the purpose of ensuring that the Company complies with its obligations to the Executive under this Agreement and the legislation which the Company is required to comply with or for the purpose of documenting the employment relationship history.

19.	Dispute resolution

19.1.	Any dispute arising out of or in connection with this Agreement must be settled in accordance with the applicable rules of arbitration.

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20.	Signatures

20.1.	This Agreement is executed in two original copies, both of which are to be signed by the parties. One of the copies is retained by the Company, while the other copy is given to the Executive.

Date:	Date:

For and on behalf of the Company

Sune Mathiesen - Executive

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EXHIBIT A

EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) dated this ________ day of ________, 2023 (the “Effective Date”) by and between Sustainable Projects Group Inc. (as such entity may be renamed from time to time, including, but not limited to, Lithium Harvest, Inc., the “Company”) and Sune Mathiesen (the “Employee”). Each of the Company and Employee hereinafter may be referred to individually as a “Party” or, collectively, as the “Parties.”

In consideration of Employee’s employment with the Company, the compensation and benefits Employee will earn in connection with such employment, the Company providing Employee with access to Confidential Information (as defined below), and other good and valuable consideration, the sufficiency and receipt of which Employee acknowledges, Employee agrees as follows:

1. Confidential Information.

(a) Except as expressly permitted by the Company in writing or as required in the performance of Employee’s duties on behalf of the Company, during Employee’s employment with the Company and thereafter, Employee shall keep confidential and not disclose, divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary, nonpublic or secret knowledge or information of the Company or any of its Affiliates (as defined below) that Employee has acquired or shall acquire during Employee’s employment with the Company or any of its Affiliates, whether developed by Employee or by others, concerning (i) any Trade Secrets (as defined below), (ii) any confidential, proprietary, nonpublic or secret design, process, formula, plan, model, specifications, device or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, (iii) any customer or supplier list of the Company or any of its Affiliates, or any requirements, specifications or other confidential information about or received from any customer or supplier, (iv) any confidential, proprietary, nonpublic or secret development or research work of the Company or any of its Affiliates, (v) any strategic or other business, marketing or sales plan of the Company or any of its Affiliates, (vi) any financial data or plan respecting the Company or any of its Affiliates, or (vii) any other confidential, nonpublic or proprietary information or secret aspects of the business of the Company or any of its Affiliates (collectively, “Confidential Information”).

(b) During Employee’s employment with the Company and thereafter, Employee shall take reasonable steps to protect the confidentiality of Confidential Information.

(c) Employee acknowledges that the above-described Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company and its Affiliates. The Parties acknowledge and agree that Employee’s obligations under this Agreement to maintain the confidentiality of the Company’s Confidential Information are in addition to any obligations of Employee under applicable statutory or common law.

(d) The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company (or its applicable Affiliate), (ii) is independently made available to Employee in good faith by a third party who has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required to be disclosed by legal process. Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by Employee that occurs prior to any of the events described in items (i) through (iii) of the preceding sentence.

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(e) Employee may not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the Trade Secret except pursuant to a court order.

2. Non-Solicitation. Employee acknowledges that in the course of Employee’s employment with the Company and its Affiliates, Employee has and will become familiar with the Company’s and its Affiliates’ Trade Secrets and with other Confidential Information concerning the Company and its Affiliates and that Employee’s services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, and in further consideration of the compensation and benefits to be provided to Employee in connection with Employee’s employment with the Company, Employee agrees that during Employee’s employment with the Company or any Affiliate and for a period of 12 months after the termination of Employee’s employment with the Company or any Affiliate (the “Restricted Period”), regardless of the reason for the termination of Employee’s employment and whether such termination is at the initiative of Employee or the Company (or any applicable Affiliate), Employee shall not, directly or indirectly, (a) (i) solicit, entice, encourage or induce any person who is then, or was during the then prior 12-month period, an employee, consultant, agent, representative, or other service provider of the Company or its Affiliates (“Protected Party”), to resign or terminate employment or other engagement with the Company or its Affiliates, or become an employee, consultant, agent, representative, or other service provider of any other person, firm or corporation that provides the same or similar products or services (or otherwise competes with the Company or its Affiliates) within any geographic location in which the Company or its Affiliates is doing business or preparing to do business, including any other location in which the Company or its Affiliates conduct or prepares to conduct business during Employee’s employment (the “Restricted Territory”), or (ii) approach any such Protected Party for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action; or (b) solicit, entice, encourage or induce any person or entity who is then, or was during the then prior 12-month period, a customer or client of the Company or its Affiliates, or a party with whom the Company or its Affiliates have contracted for services within the Restricted Territory to terminate, modify, or fail to renew their relationship or contractual arrangement with the Company, or otherwise divert or attempt to divert from the Company or its Affiliates any business the Company or its Affiliates enjoyed, solicited, or attempted to solicit from its customers during or prior to Employee’s employment with the Company or its Affiliates.

3. Assignment of Intellectual Property Rights.

(a) Employee acknowledges and agrees that all inventions, technology, research and development techniques or plans and equipment, and processes, research data, innovations, ideas, improvements, developments, methods, designs, analyses, Trade Secrets, trademarks, writings, audiovisual works, concepts, drawings, reports and all similar or derivative information or works, whether or not patentable or subject to copyright, including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company’s business, research and development or existing or future products or services and which are conceived, developed or made by Employee for the Company Group (as defined below) or while employed by the Company using the Company Group’s equipment, supplies, facilities or Trade Secrets (collectively, the “Work Product”) are owned by and belong to the Company to the maximum extent permitted by law.

(b) All Work Product created by Employee will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Employee’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company pursuant to this Agreement.

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(c) Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company, during or after employment, to establish, confirm and protect such ownership including, without limitation, the execution of assignments, copyright or trademark registrations, consents, licenses, powers of attorney and other instruments.

(d) Employee’s assignment of Work Product to the Company under this Section 3 does not apply to any inventions that Employee develops entirely on Employee’s own time without using Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s or any Affiliate’s business, or actual or demonstrably anticipated research or development of the Company or its Affiliates, or (ii) result from any work performed by Employee for the Company or its Affiliates.

4. Company Property. Upon request or when Employee’s employment with the Company terminates, Employee will immediately deliver to the Company all records, documents, physical property, information, software, databases, computer disks (and other computer-generated files and data) and any other data and records of any kind, and copies thereof, created on any medium (whether written, printed, electronic, magnetic, optical or other media form) and received from, created for, belonging to the Company Group, or pertaining to the business of the Company or its Affiliates, that are in Employee’s possession or under Employee’s control; provided, however, Employee shall be entitled to retain all records to which Employee is entitled to under law as a direct or indirect equityholder of the Company.

5. At-Will Employment. This Agreement is not a guarantee or promise of employment for a definite period of time, and employee’s employment with company is “at-will”.

6. Definitions. When used in this Agreement:

(a) “Company Group” means the Company and each of its Affiliates.

(b) “Affiliates” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, subsidiary, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, including without limitation, Lithium Harvest ApS.

(c) “Trade Secret” means a trade secret as that term is defined under applicable law.

7. Amendment. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the Parties hereto.

8. Other Agreements. This Agreement constitutes the sole and complete agreement between the Company and Employee concerning the subject matter herein, both oral and written.

9. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company.

10. Waiver of Breach. The failure of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

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11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

12. Waiver of Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

13. Specific Enforcement. Employee acknowledges that the restrictions set forth in Section 1 through Section 3 are reasonable and necessary to protect the legitimate business interests of the Company, including without limitation the Company’s Trade Secrets, Confidential Information and substantial relationships between the Company and its employees, customers and prospective customers, and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by Employee of the restrictions referenced in Section 1 through Section 3 will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Section 1 through Section 3 by seeking injunctive or other relief in any court, without the necessity of posting a bond, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

14. Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement are governed by the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule, whether of the State of Texas or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Texas.

15. Jurisdiction and Venue. Employee and the Company consent to jurisdiction of the courts of the State of Texas and/or the federal district courts of the State of Texas applicable in the jurisdiction in which the Company’s office is located for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement or Employee’s employment with the Company or the termination of such employment. Any action involving claims for interpretation, breach or enforcement of this Agreement or related to Employee’s employment with the Company or the termination of such employment shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Texas and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.

16. Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

17. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

* * * * *

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date first above written.

COMPANY

By:

Stefan Muehlbauer

EMPLOYEE

Sune Mathiesen

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